Exhibit 99.1

Capital Corp of the West Announces a 14% Earnings Increase Along With a 16% Increase in Total Assets Relative to Second Quarter 2003.

        MERCED, Calif., July 14 /PRNewswire-FirstCall/ — Capital Corp of the West (Nasdaq: CCOW) today announced a 14% increase in net income for the second quarter ended June 30, 2004 relative to the second quarter 2003.

        “With this quarter’s results, we have provided our shareholders with a Return on Equity (ROE) of 15% or higher for each quarter for two consecutive years,” stated Chief Executive Officer, Tom Hawker. “Achieving a 15% or higher ROE to our shareholders is a key component of our core strategy. We are pleased to announce that ROE for this quarter came in at 16.3%, in spite of the fact that our effective tax rate is now higher than in previous quarters.”

        “Since the second quarter of 2003, total assets have increased 16% and deposits have increased 14% as we continue to expand our franchise throughout the Central Valley, particularly in the Fresno area. In the past 12 months, our operations in Fresno have increased dramatically: Deposits are up $24 million or 32% to $100 million and loans have increased $16 million, or 24%, to $80 million. Along with this growth is our commitment to provide a full range of services and the highest level of customer service within the many communities in which we operate. We eagerly look to the future as our forecast for the second half of 2004 is for a continuation of these high levels of performance.”

        “The 16.3% ROE for the second quarter 2004, combined with our 16% growth in assets continues to distinguish us at levels above our peer banks both in California and on a national basis,” stated Chief Financial Officer, R. Dale McKinney. “This strong 14% deposit growth allowed us to improve our funding mix by rolling off $50 million in brokered deposits since last year and is one of the contributors to our 4.47% margin reported for this quarter. These results are especially strong in that, relative to second quarter 2003, we have increased our effective tax rate from 23% to 32% in anticipation of both higher federal and state income tax payments for the year 2004.”

        Earnings Discussion

        Net earnings were $3,880,000 or $0.66 per share for the three months ended June 30, 2004. This compares to earnings of $3,395,000 or $0.59 per share for the same period in 2003. Annualized return on average assets and return on average equity were 1.20% and 16.34% for the second quarter of 2004 compared with 1.24% and 16.61% for 2003.

        The 2004 second quarter earnings of $3,880,000 reflect a year over year increase in earnings of $485,000 due primarily to a $1,830,000 improvement in net interest income. The increase in net interest income was driven by a $181,544,000 or an 18% increase in average interest earning assets. The net interest margin for the second quarter of 2004 was 4.47%, a decrease of 10 basis points from the 4.57% achieved during the same period during 2003. In comparing the 2004 to 2003 second quarter, noninterest expenses increased by $550,000 due primarily to increases in salaries and benefits of $504,000 that were the result of management and support staff increases necessary to accommodate branch expansion and normal salary progression. Our effective tax rate was 32% for the second quarter of 2004 compared with 23% for the same quarter in 2003. Income tax expense increased $846,000 to $1,860,000 when compared to the $1,014,000 recorded during the same quarter in 2003. The increase in the 2004 tax rate is attributable to no longer recording REIT tax benefits for state income tax purposes and a higher level of taxable operating income.

        Credit Quality

        The Company’s allowance for loan losses was $13,757,000 or 1.68% of total loans at June 30, 2004. Nonperforming assets totaled $5,001,000 or 0.38% of total assets and nonperforming loans stood at $4,941,000 or 0.60% of total loans. At June 30, 2004 the allowance for loan losses totaled 278% of nonperforming loans. This compares to an allowance for loan losses of $12,626,000 or 1.82% of total loans at June 30, 2003. At June 30, 2003, nonperforming assets totaled $1,466,000 or 0.13% of total assets, nonperforming loans totaled $1,406,000 or 0.20% of total loans and the allowance for loan losses totaled 898% of nonperforming loans. The increase in nonperforming loans between June 30, 2004 and June 30, 2003 was primarily due to the downgrading of a $2.1 million real estate loan in fourth quarter 2003, and the downgrading two real estate loans totaling $1.7 million in this current quarter. Each of these loans is adequately secured by first deeds of trust.

        Book Values — Capital

        The Company’s capital at June 30, 2004 stood at $95,173,000 compared with $83,136,000 as of June 30, 2003. Book value and tangible book value per share totaled $16.56 and $16.15 as of June 30, 2004 as compared to $14.83 and $14.30 as of June 30, 2003. The Company’s tangible leverage capital ratio stood at 8.48% at June 30, 2004, compared with 7.53% as of June 30, 2003. The Company’s risk based capital ratio stood at 11.61% at June 30, 2004, compared with 10.52% as of June 30, 2003.

        Forecasted Information

        Looking to the remainder of 2004, Chief Financial Officer R. Dale McKinney comments, “Although as expected rates have risen recently, it is still difficult to predict future interest rates. Our forecast for the remainder of 2004, based on the current rate environment, is for margins to decline slightly from the 4.47% reported this quarter. Should rates rise during the remainder of the year margins are forecasted to remain flat relative to this quarter. Loan loss accruals for the second half of 2004 are anticipated to increase in line with forecasted $55 to $65 million range of loan growth for the remainder of this 2004 year. Our effective tax rate for 2004 is forecasted to rise from the relatively low 26% rate for 2003 to a 32% range for 2004. For the remainder of 2004, ROE is forecast to continue at 15% plus and growth in total assets should continue in excess of 15%. We are increasing our prior forecast to a 12% to 13% earnings improvement over our 2003 year, or fully diluted earnings per share in the $2.57 to $2.60 range. Our 2004 earnings growth is forecast to be below our recent strong annual historical levels and below levels we expect to return to in 2005 and beyond, due to several factors including: the increased effective tax rate, our branch expansion in Fresno, the creation of our Trust Services division, and the expansion of our facilities in Merced to both alleviate overcrowding and to prepare for the additions in employee headcount that will be needed to meet the needs of our anticipated strong future growth. Risk based capital ratios are anticipated in the 11.25% to 11.75% range and leverage capital ratios are anticipated in the 8.00% to 8.50% range during the full 2004 year. These ratios continue to be considered well capitalized by regulatory definitions.”

        Conference Call Recording

        Capital Corp of the West’s second quarter 2004 earnings conference call is scheduled for July 15th 2004 at 7:00 a.m. PDT. Investors have the opportunity to listen to a recording of the conference call by going the web site of the company www.ccow.com just after the call and following the instructions to play back the recorded conference call. The recording will be available on the web site for 30 days following the conference call.

        Safe Harbor

        In addition to historical information, this release includes certain forward-looking statements regarding events and trends which may affect the Company’s future results. Such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially. These factors include general risks inherent to commercial lending; risks related to asset quality; risks related to the Company’s dependence on key personnel and its ability to manage existing and future growth; risks related to competition; risks posed by present and future government regulation and legislation; and risks resulting from federal monetary policy.

        Reference Information

        Capital Corp. of the West, a bank holding company established November 1, 1995, is the parent company of Regency Investment Advisors (RIA) and County Bank, with more than 26 years of service as “Central California’s Community Bank.” Currently County Bank has nineteen branch offices serving the communities of Fresno, Madera, Mariposa, Merced, Stanislaus, San Francisco, Stockton and Tuolumne counties. As of the latest FDIC data, County Bank has 6.2% market share of the six counties in which it has retail branches. This ranks County Bank sixth out of forty-one financial institutions in these counties. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at 209-725-2276, or R. Dale McKinney Chief Financial Officer, at 209-725-7435.

Capital Corp of the West
Consolidated Statements of Income

(Dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Interest income	$17,294	$15,501	$34,200	$30,144
Interest expense	4,136	4,173	8,255	8,184
Net interest income	13,158	11,328	25,945	21,960
Provision for loan losses	621	482	1,241	1,153
Other income:
Service charges on accounts	1,580	1,357	3,014	2,634
All other income
Other expenses:	1,011	1,044	2,017	2,097
Salaries and related benefits	5,438	4,934	10,494	9,437
Premises and occupancy	764	712	1,543	1,382
Equipment	746	702	1,572	1,461
Professional fees	398	484	768	758
Marketing	152	248	500	508
Intangible amortization	166	170	333	340
Supplies	178	197	400	432
Other expenses	1,546	1,391	3,104	2,880
Total other expenses	9,388	8,838	18,714	17,198
Income before income taxes	5,740	4,409	11,021	8,340
Provision for income taxes	1,860	1,014	3,497	1,918
NET INCOME	$3,880	$3,395	$7,524	$6,422

Capital Corp of the West
Consolidated Balance Sheets

(Dollars in thousands)	At June 30,
	2004	2003	2004 Averages QTD	2004 Averages YTD
Assets
Cash and
noninterest-bearing
deposits in other banks	$47,979	$41,856	$39,503	$39,410
Federal funds sold	21,200	21,910	12,286	8,251
Time deposits at other
financial institutions	350	600	350	350
Investment securities
available for sale,
at fair value	267,832	240,900	286,006	280,026
Investment securities
held to maturity at cost,
fair value of
$98,089 and $86,598 at
June 30, 2004 and 2003	99,929	84,539	101,638	101,069
Loans, net of allowance
for loan losses of
$13,757 and $12,626 at
June 30, 2004 and 2003	803,974	681,209	784,769	771,148
Interest receivable	6,296	5,789	5,817	5,486
Premises and equipment,
net	18,469	15,153	18,053	17,460
Intangible assets	2,315	2,985	2,402	2,486
Other assets	45,836	36,248	42,315	41,338
Total assets	$1,314,180	$1,131,189	$1,293,139	$1,267,024
Liabilities and
Shareholders’ Equity
Deposits
Noninterest-bearing
demand	$226,067	$171,634	$207,103	$198,844
Negotiable orders of
withdrawal	145,065	116,190	143,762	139,220
Savings	358,802	280,493	352,525	346,485
Time, under $100	183,689	173,558	183,094	184,495
Time, $100 and over	160,924	200,228	168,328	172,043
Total deposits	1,074,547	942,103	1,054,812	1,041,087
Total borrowings	122,902	92,356	123,392	111,116
Subordinated Debentures	16,496	6,186	16,496	16,496
Accrued interest, taxes
and other liabilities	5,062	7,408	3,431	4,770
Total liabilities	1,219,007	1,048,053	1,198,131	1,173,469
Preferred stock, no par
value; 10,000,000 shares
authorized;
none outstanding	—	—	—	—
Common stock, no par
value; 20,000,000 shares
authorized; 5,748,800 and
5,604,329 issued &
outstanding at June 30,
2004 and 2003	55,750	53,219	55,137	54,787
Retained earnings	41,766	27,600	40,215	38,419
Accumulated other
comprehensive income	(2,343)	2,317	(344)	349
Total shareholders’
equity	95,173	83,136	95,008	93,555
Total liabilities
and shareholders’
equity	$1,314,180	$1,131,189	$1,293,139	$1,267,024

Loan Portfolio Composition

(Dollars in thousands)	June 30 2004		June 30 2003
Loan Categories:	Dollar Amount	Percent of loans	Dollar Amount	Percent of loans
Commercial	$213,700	26%	$157,221	23%
Agricultural	88,757	11	99,832	14
Real estate construction	91,327	11	74,557	11
Real estate mortgage	348,771	43	293,884	42
Consumer	75,176	9	68,341	10

Total	817,731	100%	693,835	100%
Less allowance for loan
losses	(13,757)		(12,626)
Net loans	$803,974		$681,209

Allowance for Loan Loss Activity

	For the Six Months Ended June 30,
	2004	2003	2002
	(In thousands)
Allowance for Loan Losses:
Balance at beginning of period	$13,263	$12,134	$9,743
Provision for loan losses	1,241	1,153	2,231
Charge-offs	(1,030)	(969)	(1,132)
Recoveries	283	308	419
Net charge-offs	(747)	(661)	(713)
Balance at end of period	$13,757	$12,626	$11,261
Loans outstanding at period-end	$817,731	$693,835	$583,654
Average loans outstanding	$784,807	$655,682	$546,324
Annualized net charge-offs to
average loans	0.19%	0.20%	0.26%
Allowance for loan losses
To total loans	1.68%	1.82%	1.93%
To nonperforming loans	278.43%	898.01%	165.97%

Selected Financial Data

Capital Corp of the West Selected Financial Data	Three Months Ended 06/30/04	Three Months Ended 06/30/03	Six Months Ended 06/30/04	Six Months Ended 06/30/03
Basic Earnings Per Share	$0.68	$0.61	$1.32	$1.15
Diluted Earnings Per Share	$0.66	$0.59	$1.27	$1.11
Annualized Return on:
Average Assets	1.20%	1.24%	1.19%	1.22%
Average Equity	16.34%	16.61%	16.09%	16.00%
Net Interest Margin	4.47%	4.57%	4.50%	4.59%
Efficiency Ratio	59%	63%	59%	63%
Annualized Net Charge-offs
to Average Loans	0.22%	0.32%	0.19%	0.20%

Capital / Shareholder information

	June 30, 2004	June 30, 2003
Book Value Per Share	$16.56	$14.83
Tangible Book Value Per Share	$16.15	$14.30
Leverage Capital Ratio	8.48%	7.53%
Risk Based Capital Ratio	11.61%	10.52%

Nonperforming Assets

	June 30 2004	June 30 2003
	(In thousands)
Nonaccrual loans	$4,874	$1,370
Accruing loans past due 90 days or more	67	36
Total nonperforming loans	4,941	1,406
Other real estate owned	60	60
Total nonperforming assets	$5,001	$1,466
Nonperforming loans to total loans	0.60%	0.20%
Nonperforming assets to total assets	0.38%	0.13%

SOURCE Capital Corp of the West
        -0-                                           07/14/2004
        /CONTACT: Thomas T. Hawker, President / Chief Executive Officer, +1-209-725-2276, or R. Dale McKinney, EVP / Chief Financial Officer, +1-209-725-7435, both of Capital Corp of the West/
        /Web site: http://www.ccow.com /
        (CCOW)

CO: Capital Corp of the West
ST: California
IN: FIN
SU: ERN CCA ERP